UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

URGENT – TIME IS SHORT – WE NEED YOUR VOTE

PLEASE VOTE NOW!

October 25, 2022

Dear Fellow Stockholders,

The Special Meeting of Stockholders of Acorda Therapeutics, Inc. scheduled for November 4 is rapidly approaching. YOUR VOTE IS CRITICAL. We need your participation and support on the Reverse Stock Split proposal (proposal 2). Please take one moment of your time today to vote “FOR” the Reverse Stock Split proposal.

Please go to www.dfking.com/acorda to review all documents related to the solicitation including my video regarding the critical nature of this proposal and the importance of your vote.

WE NEED YOUR HELP! Please consider voting by internet with your control number or by calling the helpline to register your vote. Have the control number on your proxy card or voting instruction form in hand when voting by internet. Please vote “FOR” the Reverse Stock Split proposal. See other voting methods below.

Your participation and support in the vote is absolutely critical for the Company to continue its progress to provide needed therapies to patients and stay on course with our growth plan.

The Reverse Split proposal is necessary to get Acorda’s stock price above $1.00 and avoid being delisted from Nasdaq. Delisting would be harmful to your investment and the patients we serve, and could result in bankruptcy or liquidation.

IMPORTANT DEVELOPMENT—the three leading, independent US proxy advisory services, ISS, Glass Lewis, and Egan-Jones, have all recommended that our stockholders vote “FOR” these proposals.

It is important to note that in a reverse split, you would hold the exact same percentage of Acorda stock, with the exact same value, as you did prior to the split.

Your vote is extremely important no matter how many shares you hold.

PLEASE ACT TODAY. YOUR VOTE IS CRITICAL TO THE FUTURE OF YOUR

INVESTMENT!

If you have questions or need assistance voting your shares, please contact D.F. King & Co., Inc., toll free at (800) 967-5051 or via email at ACOR@dfking.com.

On behalf of your Board of Directors, thank you for your continued support of Acorda Therapeutics.

Sincerely,

Ron Cohen
President and Chief Executive Officer

Best Methods to Vote

1.	Vote by Internet. Log on to www.proxyvote.com. Have your control ready and follow the instructions.

2.	Vote by Telephone. Dial 1-800-454-8683. Have your control number ready and follow the instructions.

3.	Vote by Mail. Mark, sign, date and return your proxy card in the postage-paid return envelope provided.

4.	Call the Helpline. Call 1-800-967-5051 and a representative will help you to vote your shares.